Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Reports Second Quarter 2012 Results

OAK BROOK, IL (August 2, 2012) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and six months ended June 30, 2012.

Key Points

•

Funds From Operations (FFO) per common share was $0.27 for the second quarter of 2012 compared to $0.06 for the second quarter of 2011; FFO adjusted for non-cash items per common share was $0.22 for the quarter, compared to FFO adjusted per share of $0.20 for the prior year quarter.

•

Consolidated same store net operating income (NOI) rose for the sixth consecutive quarter, increasing 4.2 percent for the three months ended June 30, 2012 over the second quarter of 2011; consolidated same store NOI increased 4.7 percent for the six months ended June 30, 2012 over the same period last year.

•

Same store financial occupancy was 90.1 percent for the total portfolio and 88.4 percent for the consolidated portfolio, representing increases of 150 basis points and 120 basis points, respectively, over occupancy rates one year ago.

•

Company increased average base rent for new and renewal leases signed in the total portfolio by 5.2 percent and 8.2 percent, respectively, over expiring average rents for the quarter.

•

Company executed 112 leases within the total portfolio for 378,083 square feet for the quarter, representing an increase in leases signed of approximately 30 percent over the second quarter of 2011. A total of 105 leases were signed with non-anchor tenants, representing an increase of 34 percent in lease executions with non-anchors over the trailing four quarter average, and comprising over 74 percent of total square feet leased for the quarter.

•

Joint venture agreement with New York State Teachers’ Retirement System (NYSTRS) extended to June 2022.

Financial Results for the Quarter

For the quarter ended June 30, 2012, FFO attributable to common stockholders was $24.3 million, compared to $5.7 million for the second quarter of 2011. On a per share basis, FFO was $0.27 (basic and diluted) for the quarter, compared to $0.06 for the second quarter of 2011.  The increase in FFO primarily was due to higher consolidated same store NOI and lower interest expense, as well as the fact that the second quarter of 2011 included non-cash asset impairment charges on non-operating property.

FFO adjusted for non-cash items was $19.6 million for the quarter, compared to FFO adjusted for asset impairment charges and other non-cash items of $17.5 million for the prior year quarter. On a per share basis, FFO adjusted was $0.22 (basic and diluted) for the quarter, compared to $0.20 for the second quarter of 2011.   The increase in FFO adjusted primarily was due to the same factors affecting FFO.  The increase in FFO adjusted was partially reduced by the adjustment of the income tax benefit related to the North Aurora Towne Center transaction discussed below.

For the quarter, the Company recorded a gain on the change in control of investment properties in the amount of $1.0 million.  During the quarter, a gain on extinguishment of the debt previously secured by the North Aurora Towne Center, which was an unconsolidated development joint venture, in the amount of $20.5 million was realized. The loan on the North Aurora Towne Center development matured in 2011, and the Company, on behalf of the joint venture, negotiated with the lender a discounted payoff of the note, in the amount of $10.0 million. In addition, in conjunction with the payoff, the Company dissolved the joint venture.  Dissolution of the joint venture resulted in the Company presenting the property on a consolidated basis.  In doing so, the Company was also required to record a loss of $19.5 million to reflect the reduction of the fair value of the property and the assumption of the remaining indebtedness.

Net income attributable to common stockholders for the second quarter of 2012 was $4.9 million, compared to a net loss of $10.3 million for the second quarter of 2011. On a per common share basis, net income attributable to common stockholders was $0.06 (basic and diluted), compared to a net loss of $0.12 for the prior year quarter. Net income for the quarter rose primarily due to the same items that impacted FFO.

“A key objective has been to improve portfolio operations,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “Toward that end we have carried out intensive property repositioning and maximized leasing opportunities. The healthy performance reported this period reflects these efforts and includes a 4.2 percent gain in same store NOI for the consolidated portfolio and FFO adjusted performance of $0.22 per share for the quarter.”

Added Zalatoris, “New tenants starting to pay rent contributed to a substantial increase in same store financial occupancy this quarter as well. Over 74 percent of the square feet leased this quarter was to non-anchor tenants, including both local and national retailers. We believe this is compelling as it demonstrates not only our local market leasing expertise but the attraction of our shopping center locations within resilient Midwest markets.”

Financial Results for the Six Months Ended June 30, 2012

For the six months ended June 30, 2012, FFO attributable to common stockholders was $42.0 million, compared to $21.2 million for the same period in 2011.  On a per share basis, FFO for the six-month period was $0.47 (basic and diluted), compared to $0.24 for the six months ended June 30, 2011.  FFO increased primarily due to higher consolidated same store NOI and lower interest expense, as well as the impact in 2011 of asset impairment charges on non-operating properties.

FFO, adjusted for non-cash items was $37.4 million for the six months ended June 30, 2012, compared to FFO adjusted for asset impairment charges and other non-cash items of $33.4 million for the prior year period. On a per share basis, FFO adjusted was $0.42 (basic and diluted), compared to $0.38 for the same period of 2011. FFO adjusted increased primarily due to the same factors affecting FFO.

Net income attributable to common stockholders for the six months ended June 30, 2012, was $2.2 million, compared to a net loss of $11.7 million for the same period in 2011. On a per share basis, net income attributable to common stockholders was $0.02 (basic and diluted), compared to a net loss of $0.13 for the six months ended June 2011. Net income for the six-month period increased primarily due to the same items that impacted FFO.

Net income attributable to common stockholders for the three and six-months ended June 30, 2012, also was impacted by dividends declared during the periods on the outstanding shares of the 8.125% Series A Cumulative Redeemable Preferred Stock (Preferred Stock) that were issued by the Company in October of 2011 and March of 2012.

Reconciliations of FFO and FFO adjusted to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP, as well as FFO and FFO adjusted per share to net income (loss) attributable to common stockholders per share, are provided at the end of this news release.

Portfolio Performance

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six-month periods during each year. A total of 97 of the Company’s investment properties within the consolidated portfolio satisfied this criterion during these periods and are referred to as “same store” properties. Same store NOI is a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties.

A reconciliation of consolidated same store NOI to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP, is provided at the end of this news release.

Consolidated same store NOI was $23.5 million for the quarter and $46.0 million for the six months ended June 30, 2012, representing increases of 4.2 percent and 4.7 percent, respectively over the prior year periods. The gains were due to increased rental income from new leases and higher lease termination income related to re-tenanting initiatives.

As of June 30, 2012, same store financial occupancy for the consolidated portfolio was 88.4 percent, representing an increase of 120 basis points over June 30, 2011.

Leasing

For the quarter ended June 30, 2012, the Company executed 112 leases within the total portfolio aggregating 378,083 square feet of gross leasable area (GLA). Leasing activity for this period included 65 renewal leases comprising 209,720 square feet of GLA with an average rental rate of $17.26 per square foot, which represents an increase of 8.2 percent over the average expiring rent. Twenty-three new leases and 24 non-comparable leases aggregating 168,363 square feet of GLA were signed during the quarter. New leases executed had an average rental rate of $15.29 per square foot, an increase of 5.2 percent over the expiring rent. The non-comparable leases signed have an average rental rate of $15.26 per square foot. Non-comparable leases represent leases signed for expansion square footage or for space in which there was no former tenant in place for one year or more. On a blended basis, the 88 new and renewal leases signed during the quarter had an average rental rate of $16.60 per square foot, representing an increase of 7.3 percent over the average expiring rent. The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 92.9 percent as of June 30, 2012, compared to 94.7 percent as of June 30, 2011. The decrease in total portfolio leased occupancy primarily was due to lease expirations or terminations of certain big-box spaces currently being repositioned, or under contract or being marketed for sale.

Financial occupancy for the total portfolio was 90.4 percent as of June 30, 2012, compared to 89.8 percent as of June 30, 2011. The increase in total portfolio financial occupancy over the prior year quarter was due to new tenants exiting abatement periods and beginning to pay rent. Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, and excludes tenants in abatement periods.

EBITDA, Balance Sheet, Liquidity and Market Value

The Company reported earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for asset impairments and non-cash items, of $34.3 million for the quarter, compared to $31.2 million for the second quarter of 2011. For the six months ended June 30, 2012, adjusted EBITDA was $64.6 million, compared to $60.3 million for the prior year period. Definitions and reconciliations of EBITDA and adjusted EBITDA to net income (loss) are provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.8 times for the quarter ended June 30, 2012, compared to 2.4 times for the second quarter of 2011. The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company’s operating performance in that expenses that may not be indicative of operating performance are excluded.

As of June 30, 2012, the Company had an equity market capitalization (common shares) of $746.7 million, outstanding preferred stock of $110.0 million (at face value), and total debt outstanding of $1.0 billion (including the pro-rata share of debt in unconsolidated joint ventures and full face value of outstanding 5.0% convertible senior notes, due 2029) for a total market capitalization of approximately $1.9 billion and a debt-to-total market capitalization of 54.2 percent. Including the Company’s outstanding convertible notes, 53.9 percent of consolidated debt bears interest at fixed rates.

As of June 30, 2012, the weighted average interest rate on the fixed rate debt was 5.3 percent and the overall weighted average interest rate, including variable rate debt, was 4.25 percent. The Company had $100 million outstanding on its $150 million unsecured line of credit facility at the end of the quarter.

On July 1, 2010, the Company entered into a loan modification agreement with the special servicer of the loan on one phase of the Algonquin Commons investment property.  The original loan required monthly payments of principal and interest.  The modification changed the monthly payments to interest only, for a period of two years, which expired July 1, 2012.  The purpose of the modification was to reduce the cash required to service the debt and redeploy the capital to partially fund the costs of new leases entered into during the past two years.  However, due to ongoing vacancies and certain co-tenancy issues, which allowed certain tenants to reduce the monthly rents paid, the property is not generating sufficient cash flow to resume paying both principal and interest payments on the outstanding debt.  The total outstanding balance of the debt on both phases of the property is $90.2 million, of which $71.6 million is non-recourse and $18.6 million has been guaranteed by the Company.

In an effort to trigger discussions with the special servicer, the Company ceased paying the monthly debt service on the loans for both phases. As a result, and as expected, the lender has issued a notice of default under the loan documents.  The Company is currently in discussions with the special servicer in an effort to resolve the issue.  The Company is hopeful the lender will agree to modify the current terms of the loan; however, if they do not, they have several options under the loan documents, including, but not limited to, declaring all or any portion of the debt immediately due and payable, initiating foreclosure proceedings or suing the borrower under the loan documents thereby triggering the Company's obligation under its guarantee for an amount up to the maximum amount guaranteed.  As of the date of this news release, the Company has not concluded its discussions with the lender and therefore, cannot estimate what the impact to the consolidated financial statements will be at the time a final agreement is reached.

Acquisitions

On April 18, 2012, the Company acquired for $8.75 million a 22,966-square-foot free-standing building located adjacent to regional power center Orland Park Place shopping center, which is owned by the IRC-NYSTRS joint venture. The multi-tenant building is 100 percent leased to Fidelity Investments, Neptune Management, Family Christian Bookstores, Elements Therapeutic, and ATI Therapy.

Dispositions

In June, the Company sold two non-core consolidated properties: the 21,337-square-foot Grand Traverse Crossings (formerly occupied by Circuit City) in Traverse City, Michigan, for $1.2 million and the 74,414-square-foot Riverplace Center in Noblesville, Indiana, for $4.5 million.

Joint Venture Activity

During the quarter, the Company and New York State Teachers Retirement System (NYSTRS) entered into an amendment to their joint venture agreement to extend the venture for a ten-year term and provide for a new termination date of June 30, 2022.

In conjunction with acquisitions completed in the first quarter, in April the Company contributed the Chicago-area Four Flaggs retail assets and sold the Woodbury Commons shopping center in Woodbury, Minnesota, to the IRC-PGGM joint venture.

On June 13, 2012, the IRC-IPCC joint venture acquired for $3.0 million a 13,905-square-foot, single-tenant asset in Milwaukee, Wisconsin, leased to Walgreens.

Total fee income from unconsolidated joint ventures was $1.0 million for the quarter, compared to $1.3 million for the prior year period.  Fee income from unconsolidated joint ventures for this period was lower due to the timing of acquisition fee income from the IRC-IPCC venture; the decrease was partially offset by increased management fees from additional assets under management through the joint ventures with PGGM and IPCC.

Distributions

In May, June and July of 2012, the Company paid a monthly cash dividend to Preferred Stockholders of $0.169271 per share on the outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock. In addition, the Company has declared a cash dividend of $0.169271 per share on the outstanding shares of its Preferred Stock, payable on August 15, 2012, to Preferred Stockholders of record as of August 1, 2012.

In May, June and July of 2012, the Company paid monthly cash distributions to Common Stockholders of $0.0475 per common share. The Company also declared a cash distribution of $0.0475 per common share, payable on August 17, 2012, to common stockholders of record as of July 31, 2012.

Guidance

The Company reaffirms the guidance originally provided for fiscal year 2012 that FFO adjusted per common share (basic and diluted) is expected to range from $0.84 to $0.89, consolidated same store net operating income is expected to increase by 1 percent to 3 percent, and average total portfolio financial occupancy is expected to range from 90 percent to 91 percent.

Conference Call/Webcast

Management will host a conference call to discuss the Company’s financial and operational results for second quarter 2012 on Thursday, August 2, 2012, at 2:00 p.m. CT (3:00 p.m. ET). Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 for callers within the United States, 1-866-605-3852 for callers dialing from Canada, or

1-412-317-6789 for other international callers. A live webcast also will be available on the Company’s website at www.inlandrealestate.com. The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on August 17, 2012. Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the conference number 10016162. An online playback of the webcast will be archived for approximately one year within the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of June 30, 2012, the Company owned interests in 149 investment properties, including 38 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and six months ended June 30, 2012, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of the business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under Item 1A”Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2012 as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC.  Among such risks, uncertainties and other factors are market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and factors that could affect our ability to qualify as a real estate investment trust. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(In thousands except per share data)

	June 30, 2012 (unaudited)	December 31, 2011
Assets:

Investment properties:
Land	$329,110	314,384
Construction in progress	10,411	1,669
Building and improvements	1,001,158	950,421

	1,340,679	1,266,474
Less accumulated depreciation	321,778	323,839

Net investment properties	1,018,901	942,635

Cash and cash equivalents	12,729	7,751
Investment in securities	12,480	12,075
Accounts receivable, net	28,890	29,582
Mortgages receivable	9,511	515
Investment in and advances to unconsolidated joint ventures	117,180	101,670
Acquired lease intangibles, net	53,487	31,948
Deferred costs, net	17,482	18,760
Other assets	19,335	14,970

Total assets	$1,289,995	1,159,906

Liabilities:

Accounts payable and accrued expenses	$37,082	33,165
Acquired below market lease intangibles, net	22,645	11,147
Distributions payable	4,630	4,397
Mortgages payable	449,160	391,202
Unsecured credit facilities	300,000	280,000
Convertible notes	28,095	27,863
Other liabilities	23,368	21,719

Total liabilities	864,980	769,493

Stockholders' Equity:

Preferred stock, $0.01 par value, 12,000 Shares authorized; 4,400 and 2,000 Series A shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	110,000	50,000
Common stock, $0.01 par value, 500,000 Shares authorized; 89,106 and 88,992 Shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	891	890
Additional paid-in capital (net of offering costs of $70,036 and $67,753 at June 30, 2012 and December 31, 2011, respectively)	782,957	783,211
Accumulated distributions in excess of net income	(458,424)	(435,201)
Accumulated comprehensive loss	(8,995)	(7,400)

Total stockholders' equity	426,429	391,500

Noncontrolling interest	(1,414)	(1,087)

Total equity	425,015	390,413

Total liabilities and equity	$1,289,995	1,159,906

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets (continued)

June 30, 2012 and December 31, 2011

(In thousands except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above as of June 30, 2012.  There were no consolidated VIE assets and liabilities as of December 31, 2011.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs.  The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that are eliminated in consolidation.

June 30, 2012
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:

Investment properties:
Land	$14,428
Building and improvements	43,364

57,792
Less accumulated depreciation	423

Net investment properties	57,369

Accounts receivable, net	33
Acquired lease intangibles, net	10,448
Other assets	501

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$68,351

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company:

Accounts payable and accrued expenses	$135
Acquired below market lease intangibles, net	3,187
Mortgages payable	35,402
Other liabilities	665

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$39,389

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Operations

For the three and six months ended June 30, 2012 and 2011 (unaudited)

(In thousands except per share data)

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
Revenues:
Rental income	$29,357	30,401	57,350	59,857
Tenant recoveries	9,109	9,647	19,273	23,381
Other property income	900	493	1,297	954
Fee income from unconsolidated joint ventures	1,030	1,338	2,067	2,500
Total revenues	40,396	41,879	79,987	86,692

Expenses:
Property operating expenses	5,119	6,271	12,206	16,320
Real estate tax expense	7,470	7,770	14,686	16,553
Depreciation and amortization	13,827	12,771	29,066	25,014
Provision for asset impairment	479	5,223	479	5,223
General and administrative expenses	4,452	3,757	8,959	7,474
Total expenses	31,347	35,792	65,396	70,584

Operating income	9,049	6,087	14,591	16,108

Other income	942	1,055	2,464	1,761
Gain (loss) on change in control of investment properties	1,043	-	1,043	(1,400)
Gain on sale of joint venture interest	12	240	64	553
Interest expense	(9,323)	(11,042)	(18,038)	(21,946)
Income (loss) before income tax benefit of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	1,723	(3,660)	124	(4,924)

Income tax benefit of taxable REIT subsidiaries	4,560	1,067	4,680	946
Equity in earnings (loss) of unconsolidated joint ventures	756	(7,975)	789	(8,334)
Income (loss) from continuing operations	7,039	(10,568)	5,593	(12,312)
Income (loss) from discontinued operations	28	280	(32)	689
Net income (loss)	7,067	(10,288)	5,561	(11,623)

Net (income) loss attributable to the noncontrolling interest	79	(30)	76	(66)
Net income (loss) attributable to Inland Real Estate Corporation	7,146	(10,318)	5,637	(11,689)

Dividends on preferred shares	(2,223)	-	(3,478)	-
Net income (loss) attributable to common stockholders	$4,923	(10,318)	2,159	(11,689)

Basic and diluted earnings attributable to common shares per weighted average common share:

Income (loss) from continuing operations	$0.06	(0.12)	0.02	(0.14)
Income (loss) from discontinued operations	-	-	-	0.01
Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$0.06	(0.12)	0.02	(0.13)

Weighted average number of common shares outstanding – basic	88,962	88,656	88,934	88,259
Weighted average number of common shares outstanding – diluted	89,077	88,656	89,049	88,259

Comprehensive income:

Net income (loss) attributable to common stockholders	$4,923	(10,318)	2,159	(11,689)
Unrealized gain (loss) on investment securities	(139)	(178)	710	216
Reversal of unrealized gain to realized gain on investment securities	(448)	(779)	(1,038)	(1,162)
Unrealized gain on derivative instruments	(2,266)	(1,592)	(1,267)	(655)

Comprehensive income (loss)	$2,070	(12,867)	564	(13,290)

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest.  NAREIT has clarified that FFO also excludes impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net loss attributable to common stockholders for these periods.

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011

Net income (loss) attributable to common stockholders	$4,923	(10,318)	2,159	(11,689)
Gain on sale of investment properties	-	-	-	(197)
(Gain) loss from change in control of investment properties	(1,043)	-	(1,043)	1,400
Impairment of depreciable operating property	479	-	479	-
Equity in depreciation and amortization of unconsolidated joint ventures	6,053	3,417	11,184	6,680
Amortization on in-place lease intangibles	2,252	1,926	4,235	3,378
Amortization on leasing commissions	411	381	985	718
Depreciation, net of noncontrolling interest	11,206	10,298	23,967	20,895

Funds From Operations attributable to common stockholders	24,281	5,704	41,966	21,185

Provision for asset impairment	-	5,223	-	5,223
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	-	7,824	-	7,824
Other non-cash adjustments	92	88	207	511
Provision for income taxes:
Income tax adjustments	(4,810)	(1,368)	(4,810)	(1,368)

Funds From Operations attributable to common stockholders, adjusted	$19,563	17,471	37,363	33,375

Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$0.06	(0.12)	0.02	(0.13)

Funds From Operations attributable to common stockholders, per weighted average common share – basic and diluted	$0.27	0.06	0.47	0.24

Funds From Operations attributable to common stockholders, adjusted, per weighted average common share – basic and diluted	$0.22	0.20	0.42	0.38

Weighted average number of common shares outstanding, basic	88,962	88,656	88,934	88,259

Weighted average number of common shares outstanding, diluted	89,077	88,746	89,049	88,349

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important non-GAAP measure.  We utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense.  We believe that using EBITDA, which excludes the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on Forms 10-Q and 10-K.  We believe that investors should consider EBITDA in conjunction with net income and the other required U.S. GAAP measures of our performance to improve their understanding of our operating results.

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011

Net income (loss)	$7,067	(10,288)	5,561	(11,623)
Net (income) loss attributable to noncontrolling interest	79	(30)	76	(66)
Gain on sale of property	-	-	-	(197)
(Gain) loss from change in control of investment property	(1,043)	-	(1,043)	1,400
Income tax benefit of taxable REIT subsidiaries	(4,560)	(1,067)	(4,680)	(946)
Interest expense	9,323	11,042	18,038	21,946
Interest expense associated with discontinued operations	-	36	-	88
Interest expense associated with unconsolidated joint ventures	2,906	2,035	5,543	4,060
Depreciation and amortization	13,827	12,771	29,066	25,014
Depreciation and amortization associated with discontinued operations	58	192	151	388
Depreciation and amortization associated with unconsolidated joint ventures	6,053	3,417	11,184	6,680

EBITDA	33,710	18,108	63,896	46,744

Provision for asset impairment	479	5,223	479	5,223
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	-	7,824	-	7,824
Other non-cash adjustments	92	88	207	511

EBITDA, adjusted	$34,281	31,243	64,582	60,302

Total Interest Expense	$12,229	13,113	23,581	26,094

EBITDA: Interest Expense Coverage Ratio	2.8 x	1.4 x	2.7 x	1.8 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.8 x	2.4 x	2.7 x	2.3 x

Same Store Net Operating Income Analysis

The following schedule presents same store net operating income, for our consolidated portfolio, which is the net operating income of properties owned in both the three and six months ended June 30, 2012 and 2011, along with other investment properties' net operating income.  Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense.  We provide same store net operating income as it allows investors to compare the results of property operations for the three and six months ended June 30, 2012 and 2011.  We also provide a reconciliation of these amounts to the most comparable GAAP measure, net income (loss) attributable to common stockholders.

Consolidated	Three months ended June 30, 2012	Three months ended June 30, 2011	% Change	Six months ended June 30, 2012	Six months ended June 30, 2011	% Change
Rental income and additional income:
"Same store" investment properties, 97 properties
Rental income	$25,065	24,551	2.1%	49,911	48,935	2.0%
Tenant recovery income	8,675	8,067	7.5%	17,753	19,043	-6.8%
Other property income	850	466	82.4%	1,239	900	37.7%
"Other investment properties”
Rental income	3,982	5,288		6,858	9,862
Tenant recovery income	434	1,580		1,520	4,338
Other property income	50	27		58	54
Total rental income and additional income	$39,056	39,979		77,339	83,132

Property operating expenses:
"Same store" investment properties,97 properties
Property operating expenses	$4,226	4,239	-0.3%	9,494	11,605	-18.2%
Real estate tax expense	6,901	6,320	9.2%	13,435	13,348	0.7%
"Other investment properties"
Property operating expenses	400	563		1,052	2,087
Real estate tax expense	569	1,450		1,251	3,205
Total property operating expenses	$12,096	12,572		25,232	30,245

Property net operating income
"Same store" investment properties	$23,463	22,525	4.2%	45,974	43,925	4.7%
"Other investment properties"	3,497	4,882		6,133	8,962
Total property net operating income	$26,960	27,407		52,107	52,887

Other income:
Straight-line rents	$254	323		513	802
Amortization of lease intangibles	56	239		68	258
Other income	942	1,055		2,464	1,761
Fee income from unconsolidated joint ventures	1,030	1,338		2,067	2,500
Gain (loss) from change in control of investment properties	1,043	-		1,043	(1,400)
Gain on sale of joint venture interest	12	240		64	553

Other expenses:
Income tax benefit of taxable REIT subsidiaries	4,560	1,067		4,680	946
Bad debt expense	(493)	(1,469)		(1,660)	(2,628)
Depreciation and amortization	(13,827)	(12,771)		(29,066)	(25,014)
General and administrative expenses	(4,452)	(3,757)		(8,959)	(7,474)
Interest expense	(9,323)	(11,042)		(18,038)	(21,946)
Provision for asset impairment	(479)	(5,223)		(479)	(5,223)
Equity in earnings (loss) of unconsolidated ventures	756	(7,975)		789	(8,334)

Income (loss) from continuing operations	7,039	(10,568)		5,593	(12,312)
Income (loss) from discontinued operations	28	280		(32)	689
Net income (loss)	7,067	(10,288)		5,561	(11,623)

Net (income) loss attributable to the noncontrolling interest	79	(30)		76	(66)
Net income (loss) attributable to Inland Real Estate Corporation	7,146	(10,318)		5,637	(11,689)

Dividends on preferred shares	(2,223)	-		(3,478)	-
Net income (loss) attributable to common stockholders	$4,923	(10,318)		2,159	(11,689)